Exhibit 10.2

Ocular Therapeutix, Inc.

Amendment No. 1 to Senior Subordinated Convertible Note and Note Purchase Agreement

August 2, 2023

WHEREAS Ocular Therapeutix, Inc., a Delaware corporation (the “Company”), issued a Senior Subordinated Convertible Note, dated March 1, 2019 (the “Note”), to Cap 1 LLC (the “Original Noteholder”), pursuant to a Note Purchase Agreement, dated as of February 21, 2019, by and between the Company and the Original Noteholder (the “NPA”);

WHEREAS the Original Noteholder transferred all rights and interests in the Note pursuant to that certain Transfer, Assignment, and Waiver Agreement, dated as of September 2, 2022 by and between the Original Noteholder and Cap 1 Nu LLC (the “Noteholder”);

WHEREAS, the Company and the Noteholder desire to extend the maturity date of the Note as set forth below;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the undersigned Noteholder hereby agree as follows:

1.Amendment to the Definition of Maturity Date in the Note.  Section 1(a)(xxxi) of the Note is hereby amended and restated as follows:

““Maturity Date” means the date that is ninety-one (91) days after the full and indefeasible payment in cash and satisfaction in full of all of the obligations under the Senior Debt Documents, and the termination of all obligations of Senior Agent and the other Senior Lenders under the Senior Debt Documents (including, without limitation, any commitment to lend), and the termination of the Senior Debt Documents.  For purposes of this definition, the “Senior Debt Documents”, “Senior Agent” and “Senior Lenders” are defined in that certain Subordination Agreement, dated as of the date hereof, by and among the Noteholder, the Company and Barings Finance LLC.

2.Note.  Except as amended hereby, the Note shall remain in full force and effect in accordance with its terms.  Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Note to “this Note,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Note, as amended hereby.

3.Amendment to the Definition of Maturity Date in the NPA.  The definition of “Maturity Date” set forth in Section 1.1 of the NPA is hereby amended and restated as follows:

““Maturity Date” means the date that is ninety-one (91) days after the full and indefeasible payment in cash and satisfaction in full of all of the obligations under the Senior Debt Documents, and the termination of all obligations of Senior Agent and the other Senior Lenders under the Senior Debt Documents (including, without limitation, any commitment to lend), and the termination of the Senior Debt Documents.  For purposes of this definition, the “Senior Debt Documents”, “Senior Agent” and “Senior Lenders” are defined in that certain Subordination Agreement, dated as of the date hereof, by and among the Noteholder, the Company and Barings Finance LLC.

4.Amendment to Cross Default in the NPA.  Section 5.1(d) of the NPA is hereby amended and restated as follows:

“(d) (i) the April 2007 license agreement between the Company and Incept, LLC, subsequently amended in January 2012 and further amended in September 2018 (the “Dextenza Incept License”) shall be terminated by a third party or parties party thereto prior to the expiration thereof, or there is a loss of a material right of the Company under the Dextenza Incept License, (ii) (A) the Company fails to make (after any applicable grace period) any payment when due on any Indebtedness of the Company having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than One Million Dollars ($1,000,000) (“Material Indebtedness”), (B) any other event shall occur or condition shall exist under any contractual obligation relating to any such Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Material Indebtedness or (C) any such Material Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that this Section 5.1(d) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (y) any conversion; and provided, further, that in each of the foregoing clauses (i) and (ii), the waiver (to be evidenced in writing) of any such default, breach or failure by the counterparty to any such contract, instrument or agreement shall be deemed a waiver of the Event of Default arising under this Section 5.1(d).”

5.NPA.  Except as amended hereby, the NPA shall remain in full force and effect in accordance with its terms.  Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the NPA to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such NPA, as amended hereby.

6.Additional Documents.  The parties hereto hereby covenant and agree to execute and deliver any additional documents reasonably necessary, at the reasonable request of any of the parties hereto, to carry out the intent of this Amendment.

7.Governing Law.  The validity, interpretation, construction and performance of this Amendment, and all acts and transactions pursuant hereto and the rights and obligations of the Company and Noteholder shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

8.Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Senior Subordinated Convertible Note and Note Purchase Agreement as of the date first above written.

COMPANY:

OCULAR THERAPEUTIX, INC.

By:	/s/ Donald Notman
Name:	Donald Notman
Title:	Chief Financial Officer

NOTEHOLDER:

CAP 1 NU LLC

By:	/s/ Frank S. Vellucci
Name:	Frank S. Vellucci
Title:	Vice President